------------------------------------------------------------------------------
                                                                EXHIBIT 10.31

                              EMPLOYMENT CONTRACT
------------------------------------------------------------------------------



BETWEEN:

         Completel SAS, a French societe par actions simplifiee with capital of 51,358,920 (euro), registered with the Registry of Commerce and Companies of Nanterre under the number 418 299 699, with its registered office located at Tour Egee, 9-11 allee de l'Arche, 92671 Courbevoie Cedex, represented by Mr. Jehan Coquebert de Neuville, acting as CEO of the Company, hereinafter referred to as the "Company",

                                                               ON THE ONE HAND,

AND:

Mr. Jerome de Vitry, residing at 21 boulevard Flandrin, 75116 Paris. Social Security number 1 61 05 34 172 238 37,

hereinafter referred to as "Mr. de Vitry",

                                                             ON THE OTHER HAND,

hereinafter collectively referred to as "the Parties",


NOW, THEREFORE, THE PARTIES HERETO AGREE AS FOLLOWS:


ARTICLE 1 - ENGAGEMENT

The Company engages Mr. de Vitry as of June 1, 2002, as Managing Director (Directeur General), an executive position, according to the terms and conditions set forth below, subject to the results of a medical examination.


ARTICLE 2 - DURATION OF CONTRACT, PRIOR CONTRACTS

The present contract is entered into for an unspecified period of time.

The seniority of Mr. de Vitry acquired within the group to which the Company belongs since December 22, 1998 is carried over and incorporated in the present contract.

The present contract replaces and cancels all previous contracts and amendments concluded between Mr. de Vitry and the Company or other companies in France of the group to which the Company belongs. Consequently, only this contract and its eventual amendments are valid and effective between the Parties.


ARTICLE 3 - FUNCTIONS

As Managing Director, Mr. de Vitry will be responsible for accomplishing, in particular, the following functions:

- Proposal to the Company's directors (his "Superiors") of the definition and the orientation of the policy of development of the operations of the Company at the European level, and especially in France; implement this policy within the strict framework of the approval given by his Superiors on the proposals thus formulated, and of any instructions given at any and all times;

- Control and supervision of the activity of the central functional departments related to operations and, in particular, the financial, legal, HR, data processing, engineering and purchasing departments, the directors of which will report to Mr. de Vitry, who will in turn report to his Superiors;

- Follow-up of the execution of the commercial and financial objectives of the Company in terms of operations, as defined by his Superiors.

The duties entrusted to Mr. de Vitry have, by nature, of an evolving character in accordance with, on the one hand, the requirements of the Company to adapt to its needs and, on the other hand, with the development of the career of Mr. de Vitry.

These duties will be exercised by Mr. de Vitry under the authority and within the framework of the instructions given by his Superiors, currently Mr. Jehan Coquebert de Neuville, in his capacity as CEO of the Company or any other person designated by the Company for this purpose, at any time.

Mr. de Vitry will provide precise reports on his activities to his Superiors, in particular on a monthly basis. Mr. de Vitry must act with respect and within the limits of the instructions and directives given to him by his Superiors.


ARTICLE 4 - PLACE OF WORK

Mr. de Vitry will exercise his functions principally at the headquarters of the Company, currently located in Courbevoie.

It is however expressly agreed that Mr. de Vitry's duties may require many business trips both in France and abroad. He will be reimbursed for any travel expenses so incurred in accordance with the provisions of Article 9.2 of this contract.

It is expressly recognized and accepted by Mr. de Vitry that the Company can relocate the principal center of Mr. de Vitry's activities, without considering such a move as constituting a substantial modification of his employment contract and without the right to any indemnity, with the exception of relocation allowances which will be established according to the conditions of and by reference to Article 6-4-1 of the Collective Bargaining Agreement for the Telecommunications Industry.

This mobility covers all the geographic area in which the Company exercises its activities.

In addition, a transfer of the headquarters of the Company does not constitute a substantial modification of the employment contract of Mr. de Vitry.

Mr. de Vitry expressly recognizes that the provisions of this Article 4 are of significant importance to the Company and that it would not have entered into this contract if these provisions had not appeared therein.

If the Company establishes, according to the present Article 4, the center of activity of Mr. de Vitry outside the national territory, Mr. de Vitry must continue to benefit from an overall level of social guarantees equivalent to those in France with regard to coverage of risks of disability, death, work accidents, incapacity and job loss. Concerning retirement, Mr. de Vitry must globally maintain a level of rights equivalent to those which he would have acquired if he had remained in France, in terms of the mandatory provisions for retirement and supplementary pensions.


ARTICLE 5 - REMUNERATION

Article 5.1 - Fixed Remuneration for 2002 and 2003

In payment for his services, Mr. de Vitry will receive a gross base annual fixed salary of 248,000 (two hundred forty-eight thousand) Euros. This salary will be paid at the end of each month, in 12 gross monthly payments of 20,666.67 Euros. This annual fixed remuneration will be prorated taking into account the execution of the present contract at mid-year.

Article 5.2  - Fixed Remuneration for 2004

It is hereby agreed between the Parties that the gross base annual fixed remuneration of Mr. de Vitry will be 338,000 (three hundred thirty-eight thousand) Euros beginning as of January 1, 2004. These wages will be paid at the end of the each month in 12 gross monthly payments of 28,166.67 Euros.

Article 5.3 - Variable Bonus for 2002

For the year 2002, Mr. de Vitry will benefit from a variable bonus if he obtains the objectives set forth hereafter. The base of calculation of this variable bonus is 300,000 Euros gross. Although Mr. de Vitry is a salaried employee of the Company, the Parties agree that the accounts of Completel Europe NV constitute the most relevant measurement of his performance, the financial situation of the Company having a very significant impact on the accounts of Completel Europe NV.

Calculation Key / Objectives:

1. 20% of the base (60,000 (euro) gross) will exceptionally constitute a guaranteed amount, independent of the achievement of objectives. In the case of termination of the present contract during the course of 2002, only the variable bonus, as set forth in the present paragraph, will be payable, excluding the variable bonus mentioned in the following paragraph. The variable bonus set forth in the present paragraph will be payable with the salary of January 2003.

2. 80% of the base (240,000 (euro) gross) will only be due if both of the two following conditions are met: (i) the consolidated cash flow of Completel Europe NV as of December 2002 exceeds an amount X minus
         (euro)12.3 million, where X is the net value of the contribution in cash related to the new issue of capital during the financial reorganization of the Company led in 2002, and (ii) Completel Europe NV attains for the entire fourth quarter 2002 an adjusted EBITDA equal to or greater than (euro)(0.7) million.

         The variable bonus set forth in the paragraph above will not be due if both objectives foreseen above are not achieved. The variable bonus set forth in the paragraph above will be payable at the end of the month following the end of the financial accounts of Completel Europe NV.

Article 5.4 - Variable Bonus for 2003

For the year 2003, Mr. de Vitry will benefit from a bonus variable as a function of his achievement of the objectives fixed between the Parties, after approval by the board of Completel Europe NV at the latest on March 31, 2004. The basis of calculation of this variable bonus is 350,000 (euro) gross. This variable bonus will be paid at the latest by the end of the month following the closure of the financial accounts of Completel Europe NV.

Principals of calculation:

1.       There will not be any guaranteed variable bonus.

2. However, part(s) of the variable bonus will be partially due if the objectives determined by the Parties are partially achieved on their date of appreciation according to the criteria fixed by and between the Parties at the time of the establishment of the objectives. These criteria will also be applied in the case of a termination of this contract during the course of the year.

3. The Parties agree that in the case where they would not be able to agree on the objectives and criteria of calculation of the variable bonus for 2003 at the latest by January 31 of the year in question, the amount due in terms of the variable bonus will be calculated in a flat-rate fashion as 100% of the variable bonus received for the year preceding such disagreement (with no commitment as to the existence of any eventual variable bonus for following years).


ARTICLE 6 - WORKING HOURS, VACATION

Taking into account the role of Mr. de Vitry as a managing executive, within the meaning of Article L. 212-15-1 of the French Labor Code (Code de Travail) and insofar as he retains a long-term technical command of operations and is able to make decisions in a largely autonomous way, enjoys significant independence in the organization of his schedule and receives one of the highest levels of remuneration paid by the Company, his remuneration is considered to be lump-sum, without other reference. Consequently, Mr. de Vitry is not subject to regulations regarding the duration of work and, in particular, to regulations concerning overtime.

Mr. de Vitry will receive paid vacation in accordance with current applicable legislation. The period of vacation of Mr. de Vitry will be determined by a mutual agreement between his Superiors and Mr. de Vitry, taking into account job requirements.


ARTICLE 7 - TERMINATION

Article 7.1 - Notice

The present contract can be terminated at any time by either of the Parties by giving a three-month notice according to the conditions set forth by the current regulations and the provisions of any applicable collective bargaining agreement. No notice will be necessary in the event of dismissal for serious or significant misconduct.

Article 7.2 - Termination Indemnity

Because of the exposure of Mr. de Vitry, of his personal investment in his new functions and of the harmful consequences that a rupture of this contract, brought in certain cases as defined hereafter, would be likely to generate in terms of his public image and to his reputation with regard to his professional relationships or possible future employers, the Parties consider that the potential moral and career-related prejudice caused to Mr. de Vitry will be repaired by a contractual termination indemnity equivalent to:

1. 262,500(euro)if the notification of his dismissal comes during 2002 or 2003; 330,000(euro)if the notification of his dismissal comes after December 31, 2003;

and:

2. Nine-twelfths of the annual maximum variable bonus in effect at the time of the notification of dismissal of Mr. de Vitry.

4. The provisions of this Article 7.2 are effective without prejudice to the amount of the variable bonus possibly due to Mr. de Vitry pursuant to Article 5.4.2(degree)(rupture of the contract in the course of year).

The present Termination Indemnity will be due in the three following cases:

1. Notification of dismissal to Mr. de Vitry for a reason other than a serious or significant fault.

or:

2. Notification of resignation by Mr. de Vitry, as of the effective date of a change in the essential conditions of the exercise of his salaried activity.

         A change in the essential conditions of the salaried activity is defined as (i) a real reduction of the powers, responsibilities or functions of Mr. de Vitry, or a demotion, with respect to his title,
         (ii) the instruction given to Mr. de Vitry to carry out tasks obviously not in conformity with the level of functions and responsibilities which he usually assumes, or (iii) the characterized failure of the Company to fulfill one of the essential obligations of this contract, in particular the non-payment on the applicable dates of the various amounts which are set forth therein.

         However, the mistakes or omissions of the Company made in good faith are excluded except if Mr. de Vitry submits a written complaint to the Company and the Company does not resolve such complaint within 30 days of receipt of the aforementioned written notice thereof;

or:

3. Notification of resignation by Mr. de Vitry, as of the effective date of a change of control and during the six following months.

         A change of control is considered to take place when (i) one or more of the persons or entities which do not hold as of September 30, 2002, directly or indirectly, at least 10% of the capital of Completel Europe NV or Completel SAS, suddenly acquires shares having the effect of conferring to them, directly or indirectly, the possession of more than 50% of the shares issued by Completel Europe NV or Completel SAS or more than 50% of the voting rights, (ii) following a merger, acquisition or transfer of the entirety or a substantial portion of the assets of Completel Europe NV or Completel SAS, the shareholders of Completel Europe NV or of Completel SAS as of September 30, 2002 no longer hold directly or indirectly at least 50% of the authorized capital of the absorbing, acquiring or transferring company, or (iii) the members of the Supervisory Board of Completel Europe NV as of September 30, 2002 cease to hold the majority of this Board, except for the members who would be elected or nominated by the Board as of September 30, 2002.

         It is understood between the Parties that any potential change(s) of control that may take place up to September 30, 2002 inclusive, do not constitute a case for application of the present clause.

Insofar as contributions, charges or other deductions due by Mr. de Vitry would be applicable, the amount of the Termination Indemnity is expressed as a gross amount.

The amount of the Termination Indemnity will include any indemnity for dismissal due under labor agreements and any other indemnity of a similar nature. However, it will not include any additional indemnity (compensation) for notice of dismissal or for paid vacation due.

The notices mentioned in this Article 7 will be made by registered letter with verification of receipt, except legal, conventional, contractual or other provisions, and will be effective at the date of first presentation.


ARTICLE 8 - OBLIGATIONS

Article 8.1  - Exclusivity

Mr. de Vitry agrees to devote all his time and his professional activity to the Company and to exercise any diligence necessary to the achievement of his duties.

To this effect, throughout the duration of this contract, Mr. de Vitry shall not demonstrate any interest or become involved directly or indirectly in any other company or professional activity, except with the prior written agreement of the Company. In the same manner, Mr. de Vitry shall not demonstrate any interest or become involved directly or indirectly in any activity likely to compete in any fashion with the activities of the Company, except with the prior written agreement of the Company.

Article 8.2 - Confidentiality, Discretion, Publications

Mr. de Vitry undertakes not to disclose, communicate, or to allow to be disclosed or allow to be communicated, as well as not to use directly or indirectly confidential information or knowledge of any kind, of which he will have gained knowledge during or within the framework of the exercise of his activity for the Company, in particular concerning the customers, the commercial, financial or administrative data, the products, the plans, the know-how, the research, the development and the business of the Company or of one of the companies of the group to which it belongs, in general.

Moreover, Mr. de Vitry shall take all necessary precautions to assure that no unauthorized third party may access any document carrying confidential information.

This undertaking is binding for the duration of this contract as well as following its termination so long as the information in question is maintains its confidential nature.

Conscious of the risks that a breach of confidentiality could involve for the Company and the companies of the group to which it belongs, Mr. de Vitry hereby declares himself bound, in this regard, by an absolute professional secrecy.

Mr. de Vitry agrees not to publish, in any form, any study, collection of data or information, in particular based on the work carried out on behalf of the Company or any of its clients, except with the prior written consent of the Company.

Article 8.3  - Restitution and Usage of Company Assets

All assets, material and documentary support which the Company may entrust to Mr. de Vitry upon or for the performance of his duties, in particular any files, documents, correspondence, manuals, books, keys and access devices, automobile papers, check books and other items, will remain the property of the Company and will have to be returned to it upon simple request.

Mr. de Vitry shall not put these assets to any other than professional use and shall not make copies or reproductions of them for his personal use or for any other use, except with the express authorization of the Company.

Moreover, Mr. de Vitry expressly agrees to return the aforementioned assets, materials and supports as well as any copy or reproduction thereof on his last effective working day, without any formal request or notice by the Company.

Article 8.4 - Illicit Practices and Ethical Principles in the Course of Business

Mr. de Vitry recognizes having received a copy of the American regulations on corruption(1), as far as they comply with French law, and has read and understood them. Mr. de Vitry agrees to conform to all aspects of these regulations and, in particular, not to make any payment nor offer to make nor to have offered or effectuated any payment, nor to give any object of value, directly or indirectly, to any official of the French or any other government or of a political party with the aim of influencing a decision in order to obtain a market on behalf of any person.

Moreover, Mr. de Vitry confirms that if he had knowledge of or suspected such a payment, such an offer or an agreement aiming at such a payment to an official representative of a government, a political party or a candidate in order to obtain a market for the Company or any of the other companies of the group, he would inform the Company immediately.


------------
(1)   As far as they comply with French law.


Article 8.5 - Non-Solicitation

Mr. de Vitry agrees, except with the prior written consent of the Company, for a two-year period after the termination of this contract, whatever the cause, not to discharge, to offer employment or to employ in any manner, any person which would have been, during two years preceding the termination of this contract, employed by the Company or involved in talks to be engaged by the Company.

Article 8.6 - Non-Competition

In accordance with Article 4-2-4-1 of the applicable collective bargaining agreement, Mr. de Vitry agrees, in the event of termination of his employment contract for any reason, from the date of this suspension, not to enter into the service of a competing company or to take interest in, directly or indirectly, any form or with any title or in any quality, any local telecommunications operator or one considered as such, or with any provider of Internet lodging services.

This non-competition clause applies to the French territory.

The duration of prohibition will be one year from the termination of the present contract.

The present non-competition clause shall apply to any rupture of this employment contract occurring as early as the date of the start of activity set forth in the "Engagement" article above.

The Company may release Mr. de Vitry from this obligation of non-competition by notifying him of the release in the 15 calendar days following the notification of dismissal or the resignation, or from the effective departure date from the Company in the case of a termination of the employment contract other than in case of dismissal or resignation.

In the case of dismissal, except for serious or significant fault, and in the case of resignation, if the clause has not been lifted, a flat-rate indemnity will be paid to Mr. de Vitry.

The total gross amount of this indemnity will be equal, by express agreement between the Parties, to 262,500 (euro) gross if the rupture of the employment contract takes place during 2002 or 2003; it will be equal to 330,000 (euro) gross if the rupture takes place after December 31, 2003.

The indemnity will be paid in four payments, at the end of each quarter, upon presentation of a proof (employment contract, payroll slip or unemployment certificate).

Penalty Clause:

In the case of violation of the present clause of non-competition on the part of Mr. de Vitry, he will be obliged to pay the Company a fixed flat-rate penalty equal to six months of his last fixed gross monthly salary payment.

This sum will be due for each noted infringement without notice from the Company to cease from the forbidden activity. The payment of this sum to the Company shall not prohibit the Company to exercise its right to a court order demanding the suspension of the competition occurring in violation of the provisions above.


ARTICLE 9 - BENEFITS AND MISCELLANEOUS EXPENSES

Article 9.1 - Company Car

Mr. de Vitry will have the benefit of a company car, for his professional needs as well as for his personal needs, in accordance with the conditions of use of the vehicle in effect within the Company and the group to which it belongs. The Company will pay insurance for this vehicle. The use of this vehicle for personal needs by Mr. de Vitry constitutes a benefit in kind under the terms of the applicable social and tax legislation.

The reimbursement of expenses by the Company is limited to recurring and reasonable expenses, bound exclusively to the professional use of the vehicle. Such reimbursement is limited to maintenance expenses and to an amount of 600
(euro) TTC per month, reimbursement of the price of gas consumed during exclusively professional use not included in this amount.

Mr. de Vitry must inform the Company as soon as possible within a maximum of 48 hours of any event happening to this vehicle so that the Company can take the necessary measures.

Mr. de Vitry undertakes to keep this vehicle in perfect condition. Upon the termination of the present contract, Mr. de Vitry commits himself to returning this vehicle to the Company by bringing it immediately to the headquarters of the Company and returning the papers and the keys in the same perfect condition.

Article 9.2 - Expenses

Mr. de Vitry will have the right to reimbursement, upon submission of appropriate proof and after approval of the Company, of all professional expenses engaged by him for the exclusive needs of the performance of his duties as stipulated by the present contract.

Article 9.3 - Fees for Accounting and/or Tax Advice

The Company will reimburse Mr. de Vitry, upon proof, for accounting and/or tax advice fees that he may engage, up to a limit of 7,500(euro)all incl. per year. This reimbursement may constitute, in certain cases, an additional remuneration under the terms of the applicable social and tax legislation applicable.


ARTICLE 10 - DECLARATIONS

10.1 - Mr. de Vitry formally declares that as of the effective date of the present contract, he is not tied to any company and is free of any and all engagement or any and all non-competition clauses, in accordance with the applicable employment legislation and regulations.

10.2 - It is expressly recognized and accepted by Mr. de Vitry that any change in the organization of the Company or its structure which affects his Superiors and/or the subordinates of Mr. de Vitry does not constitute a substantial modification of his employment contract. The present provision is without prejudice to the provisions of Article 7.2.

10.3 - For all rights and obligations which are not the subject of a provision of this contract, the provisions of the national collective bargaining agreement for the telecommunications industry or any collective agreement which would be substituted therefor shall apply. Mr. de Vitry recognizes that any change of the collective agreement linked to a change of the principal activity of the Company does not constitute a change of his employment contract.

At the time of signature of the present contract, Mr. de Vitry holds the classification "outside classification" within the meaning ascribed to it by the above-mentioned collective agreement.

10.4 - Mr. de Vitry agrees to inform the Company without delay of any change concerning any of the situations which he indicated at the drafting of the present contract.

10.5 -   The present contract is subject to French law and regulations.

Executed in two originals,
In Courbevoie, July 16, 2002




_____________________                       _______________________
Mr. Jerome de Vitry *                       Mr. Jehan Coquebert de Neuville *
                                            For Completel SAS

* Signature must be preceded with the handwritten phrase "Read and approved, good for agreement."


------------------------------------------------------------------------------

                ENGAGEMENT ANNEX TO THE EMPLOYMENT CONTRACT
------------------------------------------------------------------------------

BETWEEN:

         Completel SAS, a French societe par actions simplifiee with capital of 51,358,920(euro), registered with the Registry of Commerce and Companies of Nanterre under the number 418 299 699, with its registered office located at Tour Egee, 9-11 allee de l'Arche, 92671 Courbevoie Cedex, represented by Mr. Jehan Coquebert of Neuville, acting as CEO of the Company, hereinafter referred to as the "Company",

                                                              ON THE ONE HAND,
AND:

Mr. Jerome de Vitry, residing at 21 boulevard Flandrin, 75116 Paris, registered with social security under the number 1 61 05 34 172 238 37,

hereinafter referred to as "Mr. de Vitry",
                                                             ON THE OTHER HAND,
hereinafter collectively referred to as "the Parties",

NOW THEREFORE, THE PARTIES HERETO AGREE AS FOLLOWS:

ARTICLE 1

The Parties have agreed that a gross sum equal to 6,000 (euro) per month will be paid to Mr. de Vitry (paid prorata temporis in the case of an incomplete month), as of June 1, 2002, until the Company provides Mr. de Vitry with housing. Provision of housing must be effected at the latest by November 1, 2002, the date on which the payment of this amount will stop, notwithstanding the situation at that time. This housing provision will be made official in an amendment to the employment contract of Mr. de Vitry.

This amount shall constitute a supplemental remuneration to be included in the pay slip of Mr. de Vitry as "exceptional bonus."

ARTICLE 2

The Parties have agreed that Mr. de Vitry will receive as of August 1, 2002 an exceptional bonus of 10,000(euro).

Executed in two originals,
In Courbevoie, July 16, 2002

________________________                    __________________________
Mr. Jerome de Vitry *                       Mr. Jehan Coquebert de Neuville*
                                            For Completel SAS

* Signature must be preceded with the handwritten phrase "Read and approved, good for agreement."